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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-212382) of Catabasis Pharmaceuticals, Inc. for the registration of common stock, preferred stock, depository shares, units and warrants and to the incorporation by reference therein of our report dated March 15, 2016, with respect to the consolidated financial statements of Catabasis Pharmaceuticals, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Boston, Massachusetts July 14, 2016

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm